Form of Escrow Agreement

         ESCROW AGREEMENT dated as of April ___, 2008 (this "Agreement"), by and among HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD., an exempted company organized under the laws of the Cayman Islands ("Harbinger Master"), HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P., a Delaware limited partnership ("Harbinger Special" and, together with Harbinger Master, "Harbinger"), APOLLO INVESTMENT FUND IV, L.P., a Delaware limited partnership ("AIF IV"), APOLLO OVERSEAS PARTNERS IV, L.P., a limited partnership registered in the Cayman Islands ("Overseas IV"), AIF IV/RRRR LLC, a Delaware limited liability company ("AIF IV/RRRR"), AP/RM ACQUISITION LLC, a Delaware limited liability company ("AP/RM"), and ST/RRRR LLC, a Delaware limited liability company ("ST/RRRR" each of AIF IV, Overseas IV, AIF/RRRR, AP/RM and ST/RRRR being hereinafter referred to as a "Stockholder" and collectively as the "Stockholders") and Akin Gump Strauss Hauer & Feld LLP (the "Escrow Agent"). Each of Harbinger Master, Harbinger Special, AIF IV, Overseas IV, AIF IV/RRRR, AP/RM, ST/RRRR and the Escrow Agent is hereinafter referred to as a "Party" and collectively as the "Parties".

         Harbinger and the Stockholders have entered into a Securities Purchase Agreement, dated as of April 7, 2008 (the "Securities Purchase Agreement"), respecting the Securities (as defined in the Securities Purchase Agreement) issued by SkyTerra Communications, Inc., a Delaware corporation (the "Company"), set forth opposite each such Stockholder's name on Annex A to the Securities Purchase Agreement. Capitalized terms used but not defined in this Agreement shall have the meanings specified for such terms in the Securities Purchase Agreement.

         Pursuant to Section 3.1(f) of the Securities Purchase Agreement, the obligations of Harbinger to purchase and pay for the Securities are subject, among other things, to the condition that the Parties shall have entered into this Agreement prior to or on the Closing Date.

         THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Securities Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Parties hereby agrees as follows:

         1. Appointment of Escrow Agent. Harbinger and the Stockholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

         2. Deposit of Escrowed Property. On the Closing Date, each of the Stockholders shall deliver or cause to be delivered to the Escrow Agent certificates representing the number of Remaining Shares set forth opposite such Stockholder's name on Exhibit 1, together with signed stock powers and any other instruments executed in blank necessary to permit the Escrow Agent to effect the delivery, transfer and registration of the Remaining Shares in accordance with the terms of this Agreement. If prior to Escrow Break Date the Company effects any split, combination or reclassification of its Voting Common Stock or declares or pays any dividend or other distribution payable to the holders of its Voting Common Stock in additional shares of Common Stock, other securities or other property other than cash dividends ("Non-Cash Distributions"), then the Stockholders shall promptly deliver any such Non-Cash Distributions to the Escrow Agent and the Escrow Agent shall hold, deliver and transfer any such Non-Cash Distributions in accordance with the terms of this Agreement. The Remaining Shares together with any such Non-Cash Distributions are hereinafter referred to as the "Escrowed Property".

         3. Rights of Stockholders in Escrowed Property.

            3.1. Title, Voting Rights and Cash Dividends. Until such time as the Escrow Agent transfers and delivers the Escrowed Property in accordance with
Section 4, (a) title to the Escrowed Property shall remain in the Stockholders and the Escrowed Property shall remain registered on the books of the Company in the name of the Stockholders or their respective nominees; (b) the Stockholders shall have the right to vote the Remaining Shares and any other voting securities included within the Escrowed Property and (c) the Stockholders shall have the right to receive any cash dividends declared or paid by the Company with respect to the Remaining Shares.

            3.2 Restrictions on Transfer. Prior to the Escrow Break Date none of the Stockholders shall (i) Transfer or consent to the Transfer of, any Escrowed Property or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer of any Escrowed Property or any interest therein, (iii) grant any proxy, power of attorney or other authorization in or with respect to any Remaining Shares or any other voting securities included within the Escrowed Property that will not by its terms expire before the Escrow Break Date, (iv) deposit any Remaining Shares or any other voting securities included within the Escrowed Property into a voting trust or enter into a voting agreement with respect to any Remaining Shares or any other voting securities included within the Escrowed Property that will not by its terms expire before the Escrow Break Date, or (v) exchange any Remaining Shares for Non-Voting Shares or exchange any other voting securities included within the Escrowed Property for non-voting securities.

         4. Disbursement of the Escrowed Property. The Escrow Agent shall hold and dispose of the Escrowed Property as provided in this Section 4. Upon receipt of written notice from Harbinger that Harbinger has received FCC Approval to acquire the Escrowed Property or that Harbinger has determined that it may acquire the Escrowed Property without FCC Approval, the Escrow Agent shall transfer and deliver the Escrowed Property to, and effect the registration of the Escrowed Property in the name of, Harbinger Master, Harbinger Special or such of their respective nominees as they may designate. Upon receipt of written notice from Harbinger that Harbinger has failed to receive required FCC Approval to acquire the Escrowed Property or has determined that it will not seek required FCC Approval to acquire the Escrowed Property, the Escrow Agent shall sell the Escrowed Property and remit the proceeds of such sale to Harbinger. In connection with any such sale or sales, the Escrow Agent shall consult with Harbinger but shall not take any directions from Harbinger. Notwithstanding the foregoing, (a) Harbinger agrees that it shall not instruct the Escrow Agent to transfer, deliver or effect the registration of the Escrowed Property in the name of Harbinger Master, Harbinger Special or their respective nominees without Harbinger's first having obtained any necessary FCC Approval to acquire the Escrowed Property and (b) Harbinger shall not have the power to direct the Escrow Agent to transfer and deliver the Escrowed Property to, and effect the registration of the Escrowed Property in the name of, Harbinger Master, Harbinger Special or their respective nominees or to sell the Escrowed Property unless and until Harbinger delivers to the Escrow Agent an opinion of FCC counsel addressed to Harbinger and to the Escrow Agent to the effect that such disposition would not violate the Communications Act. The Escrow Agent shall have no further duties hereunder after the transfer and delivery of the Escrowed Property in accordance with this Section 4.

         5. Concerning the Escrow Agent.

            5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) that is believed by the Escrow Agent to be genuine and to be signed or presented by the proper Person or Persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper Party or Parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

            5.2 Indemnification. The Escrow Agent shall be indemnified and held harmless by Harbinger from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrowed Property held by it hereunder, other than expenses or losses arising from the actual fraud of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other Parties in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrowed Property or it may deposit the Escrowed Property with the clerk of any appropriate court or it may retain the Escrowed Property pending receipt of a final, non appealable order of a court having jurisdiction over all of the Parties directing to whom and under what circumstances the Escrowed Property is to be transferred and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

            5.3 Compensation. The Escrow Agent shall be entitled to reasonable compensation from Harbinger for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from Harbinger for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors' and agents' fees and disbursements and all taxes or other governmental charges.

            5.4 Further Assurances. From time to time on and after the date hereof, Harbinger and the Stockholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

            5.5 Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other Parties written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by Harbinger and the Stockholders, the Escrowed Property then held hereunder. If no new escrow agent is so appointed within the 60-day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

            5.6 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by Harbinger, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

            5.7 Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own actual fraud.

         6. Miscellaneous.

            6.1 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such state without regard to the conflicts or choice of law provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction.

            6.2 The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the County, City and State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any legal proceeding related thereto may be heard and determined in such courts. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that such Party may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. EACH PARTY FURTHER HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) AND ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE AFOREMENTIONED COURTS. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties hereto consents to process being served by any Party in such suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of
Section 6.3.

            6.3 Notices. All notices, requests, payments, instructions or other documents to be given hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by registered or certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), or (iii) sent by a reputable, established courier service that guarantees next business day delivery (effective the next business day), addressed as follows (or to such other address as the recipient Party may have furnished to the sending Party for the purpose pursuant to this Section):

         If to Harbinger to:

         c/o Harbinger Capital Partners Funds
         555 Madison Avenue, 16th Floor
         New York, NY 10022
         Attention:  Jeffrey T. Kirshner, Esq.

         with a copy, which shall not constitute notice, sent at the same time and by the same means to:

         Harbert Management Corporation
         One Riverchase Parkway, South
         Birmingham, AL 35244
         Attention:  General Counsel

         and

         Bingham McCutchen LLP
         150 Federal Street
         Boston, MA 02110
         Attention:  Joseph J. Basile

         If to any Stockholder, to:

         Andrew D. Africk
         c/o Apollo Global Management L.P.
         9 West 57th Street, 43rd floor
         New York, New York  10019

         with a copy, which shall not constitute notice, sent at the same time and by the same means to:

         Steven M. Pesner, P.C.
         Akin Gump Strauss Hauer & Feld LLP
         590 Madison Avenue
         New York, New York  10022

         and if to the Escrow Agent, to:

         Steven M. Pesner, P.C.
         -and-
         Rosa Testani
         Akin Gump Strauss Hauer & Feld LLP
         590 Madison Avenue
         New York, New York  10022

         Any Party may change the Person(s) and address(es) to which the notices or other communications are to be sent by giving written notice of any such change in the manner provided herein for giving notice.

            6.4 Further Assurances. Each of the Parties shall, upon request of the Escrow Agent, execute and deliver to the Escrow Agent, any additional documents and take any actions (including delivering instructions to any depository or securities intermediary or the Company) as the Escrow Agent may deem to be necessary or desirable to effect the transactions contemplated by this Agreement.

            6.5 Specific Performance. Each Stockholder acknowledges that it will be impossible to measure in money the damages to Harbinger if any Stockholder fails to comply with its obligations under this Agreement, and that, in the event of any such failure, Harbinger will not have an adequate remedy at law. Accordingly, each Stockholder agrees that injunctive or other equitable relief, in addition to remedies at law or damages, is an appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Harbinger has an adequate remedy at law. Each Stockholder agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Harbinger's seeking or obtaining such equitable relief.

            6.6 Assignments. This Agreement will bind and inure to the benefit of the Parties and their respective successors, and permitted assigns. No Party will assign any rights or delegate any obligations hereunder without the consent of the other Parties, other than in the case of Harbinger, which shall have the right to assign any or all of its rights and/or delegate its obligations to any fund affiliated with Harbinger Master or Harbinger Special. Except as otherwise expressly provided herein, nothing in this Agreement is intended to or will confer any rights or remedies to any Person other than the Parties and their respective successors and permitted assigns.

            6.7 Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same agreement. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart. Facsimile and PDF signatures hereto shall be deemed to be of the same force and effect as originals.

            6.8 Waivers. No waiver of any breach or default hereunder will be valid unless in a writing signed by the waiving Party. No failure or other delay by any Party in exercising any right, power or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

            6.9 Entire Agreement. This Agreement contains the entire understanding and agreement among the Parties, and supersedes any prior understandings or agreements among them, or between or among any of them, with respect to the subject matter hereof, except for those set forth in the Securities Purchase Agreement.

            6.10 Amendments in Writing. This Agreement may not be amended, modified, or supplemented except by a writing duly executed by all of the Parties.

         7. Waiver of Conflicts. Each of the Parties acknowledges that the Escrow Agent is regular counsel to each of the Stockholders and each of their respective Affiliates, and was and is counsel to the Stockholders respecting the Securities Purchase Agreement and this Agreement. Each of the Parties further acknowledges that it specifically requested the Escrow Agent to serve as the escrow agent pursuant to this Agreement for its own good and valid reasons. Each of the Parties agrees that the Escrow Agent may represent or continue to represent any or all of the Stockholders, any or all of their respective Affiliates, and any and all other Persons in any and all matters relating to the Securities Purchase Agreement, this Agreement or any other matter including, but not limited to, any action , suit or other proceeding arising out of or relating to the Securities Purchase Agreement (including a breach thereof), this Agreement (including a breach hereof) or any other matter whatsoever. Each of the Parties represents and warrants to the Escrow Agent and to each other that it has been represented by counsel of its own choice in connection herewith and that this Section 7 is valid, binding and enforceable in accordance with its terms and the intent hereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first written above

                                  HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

                                  By:  Harbinger Capital Partners Offshore
                                       Manager, L.L.C., as investment manager



                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:

                                  HARBINGER CAPITAL PARTNERS
                                  SPECIAL SITUATIONS FUND, L.P.

                                  By:  Harbinger Capital Partners Special
                                       Situations GP, LLC, as general partner


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                  APOLLO INVESTMENT FUND IV, L.P.

                                  By: Apollo Advisors IV, L.P.
                                      Its General Partner

                                      By: Apollo Capital Management IV,  Inc.
                                          Its General Partner



                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:

                                  APOLLO OVERSEAS PARTNERS IV, L.P.

                                  By: Apollo Advisors IV, L.P.
                                      Its Managing General Partner

                                      By: Apollo Capital Management IV,  Inc.
                                          Its General Partner


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                  AIF IV/RRRR LLC
                                  AP/RM ACQUISITION, LLC
                                  ST/RRRR LLC



                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:

                                  AKIN GUMP STRAUSS HAUER & FELD LLP,
                                  as Escrow Agent


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:

                                    Exhibit 1
                                       to
                                Escrow Agreement


                                                           NUMBER OF
                                                           REMAINING
NAME OF STOCKHOLDER                                         SHARES
-------------------                                        ----------

APOLLO INVESTMENT FUND IV, L.P.                             347,276

APOLLO OVERSEAS PARTNERS IV, L.P.                            17,822

AIF IV/RRRR LLC                                              44,341

AP/RM ACQUISITION LLC                                        20,547

ST/RRRR LLC                                                  12,839
                                                             ------
TOTAL                                                       442,825

                                                              Annex C


                                                                    Number of Series       Number of Series 2-A
                                                                    1-A Warrants to Be     Warrants to Be
                            Number of Initial Shares to Be          Purchased at           Purchased at Closing
                                Purchased at Closing                Closing
                            ------------------------------          -----------------      ---------------------

Harbinger Master           7,151,336   Voting Shares                      175,975                7,357,525
                           1,028,362   Non-Voting Shares

Harbinger Special          2,630,371   Voting Shares                      58,658                 2,452,508
                           5,145,235   Non-Voting Shares

Net Total                  9,781,707   Voting Shares                      234,633                9,810,033
                           6,173,597   Non-Voting Shares Shares
Gross Total               15,955,304



                                     Annex D

           Form of Akin, Gump Opinion as Delaware and New York Counsel
                          to the Delaware Stockholders

1. AIF IV is validly existing as a limited partnership in good standing under the laws of the State of Delaware and has the limited partnership power and authority to execute, deliver and perform its obligations under the Securities Purchase Agreement, including its obligations under the Escrow Agreement.

2. The execution and delivery of each of the Securities Purchase Agreement and the Escrow Agreement by AIF IV, and the performance by AIF IV of its obligations thereunder, have been duly authorized by all necessary partnership action on the part of AIF IV.

3. Each of AIF IV/RRRR, AP/RM and ST/RRRR is validly existing as a limited liability company in good standing under the laws of the State of Delaware and has the limited liability company power and authority to execute, deliver and perform its obligations under the Securities Purchase Agreement, including its obligations under the Escrow Agreement.

4. The execution and delivery of each of the Securities Purchase Agreement and the Escrow Agreement by each of AIF IV/RRRR, AP/RM and ST/RRRR, and the performance by each of AIF IV/RRRR, AP/RM and ST/RRRR of their respective obligations thereunder, have been duly authorized by all necessary limited liability company action on the part of each of them.

5. Each of the Securities Purchase Agreement and the Escrow Agreement has been duly and validly executed by each of AIF IV, AIF IV/RRRR, AP/RM and ST/RRRR (collectively, the "Delaware Stockholders") and constitutes a valid and binding agreement of each of Delaware Stockholders, enforceable against each of the Delaware Stockholders under the Laws of the State of New York in accordance with its terms (provided that such counsel's opinion will be subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally; (ii) general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) the power of the courts to award damages in lieu of equitable remedies;
     (iv) Laws or public policy underlying such Laws with respect to rights to indemnification and contribution; (v) constitutional bounds on Laws that govern the enforceability of choice of law provisions in agreements; and
     (vi) the effect of Laws other than the Included Laws).

6. The execution and delivery of each of the Securities Purchase Agreement and the Escrow Agreement by each of the Delaware Stockholders do not, and the performance by each of the Delaware Stockholders of their respective obligations thereunder will not, result in any violation of any law, rule or regulation of any Included Law (as defined below), except that such counsel does not express any opinion regarding the provisions of Section 6 of the Securities Purchase Agreement. For purposes of such opinion, the term "Included Laws" means (i) the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, and (ii) the Laws of the State of New York; in each case that such counsel, in the exercise of customary professional diligence, recognized as normally applicable to the transactions of the type contemplated by the Securities Purchase Agreement and the Escrow Agreement. The term "Included Laws" specifically excludes (a) Laws of any counties, cities, towns, municipalities and special political subdivisions, or foreign governments and any agencies thereof, (b) any antifraud, environmental, labor, tax (including Article 12 - "Tax on Transfers of Stock and Other Corporate Certificates" of the New York State Consolidated Laws - Tax), insurance, antitrust, securities, blue sky, intellectual property and federal communications Laws, and (c) any Laws that may be applicable to any of the Delaware Stockholders by virtue of the particular nature of the businesses conducted by them or any goods or services provided by them or property owned or leased by them.

7. The execution and delivery of each of the Securities Purchase Agreement and the Escrow Agreement by each of the Delaware Stockholders does not, and the performance by each of the Delaware Stockholders of their respective obligations thereunder will not, result in a violation of the Organizational Documents (as such term is defined in such counsel's opinion).

8. No consent, approval, authorization or order of or filing with any New York or Federal court or any New York or Federal public, governmental or regulatory agency or body is required under any of the Included Laws for the sale by each of the Delaware Stockholders of the Securities to be sold by each of such Delaware Stockholders or the consummation by each of the Delaware Stockholders of the transactions contemplated by the Securities Purchase Agreement or the Escrow Agreement except for such consents, approvals, authorizations and orders as have been duly obtained on or prior to the date hereof and are in full force and effect.



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